UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant: ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as Permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☒	Soliciting Material Pursuant to § 240.14a-12.

DIGITAL INSIGHT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Filed by Digital Insight Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Digital Insight Corporation

Commission File No.: 000-27459

The following was posted to Digital Insight’s intranet on December 1, 2006.

Welcomes

Key Information & Top 5 FAQs

December 1, 2006

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5 OVERARCHING QUESTIONS

•	What happened?

•	Why did it happen?

•	What are the implications?

•	What’s Intuit?

•	Where can I get answers to my questions?

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HEADLINES

•	DI signed a definitive agreement yesterday to be acquired by Intuit. The transaction was announced publicly a couple of hours ago.

•	Intuit will pay DI shareholders $39 per share in cash and acquire 100% of the stock in the company.

•	We expect the transaction will close sometime in Q1 of next year.

•	Following the close, we will operate as a division of Intuit, with responsibility for leading the company’s new Financial Institutions Business Division.

•	We do not expect that any jobs will be eliminated or that any reporting relationships will change.

•	We will retain the Digital Insight name.

•	We will convert to Intuit’s comp and benefits programs which is, in almost all cases, better than DI’s.

•	Everyone who has worked on this transaction believes—strongly and collectively—that this is a clear win for everyone: employees, clients, partners, and shareholders.

I’ll spend the rest of my time with you explaining why we reached that conclusion, outlining our communications plan and timetable, and then taking questions.

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WHY WE MADE THIS DECISION

Selling the company was a choice, not a necessity.

•	DI has performed extremely well since the Company was founded 11 years ago, continues to perform well today, and would have continued to perform well in the future, operating as an independent company.

•	Because it has performed so well, DI had lots of choices about how to position ourselves so that we could best serve our clients, continue to grow the business, and continue to provide opportunities for our employees to grow and develop.

•	The Board and SMT evaluated all of the options available and concluded that (a) we needed to be larger so that we could have greater access to investment capital and (b) we needed some additional competencies to be able to fully deliver on our mission of helping our clients compete and win.

•	As a result, we decided to explore the option of selling the company.

Intuit is, by far, the best option.

•	Intuit and DI have complementary capabilities that, in combination, will position us to lead the development of the next generation of online financial services, just as we pioneered the development of the first generation. Here are some examples:

•	DI has a world-class delivery system and distribution channel; Intuit has world-class content.

•	DI has deep knowledge of and great relationships with financial institutions; Intuit has a remarkably strong franchise with consumer and business end users. Intuit, TurboTax, Quicken, and QuickBooks are among the world’s most widely recognized and respected brands.

•	DI has the ability to build and manage big, complex operating systems; Intuit is renowned for developing and delivering simple, easy-to-use solutions.

•	Intuit is relying on the team that’s in place at DI to lead the development of a new Financial Institutions Division within Intuit—one of the company’s 3 major lines of business, along with small business and tax.

•	This is an extremely important growth initiative for Intuit.

•	They know that DI people have the skills, knowledge, and experience to build this business and that Intuit people do not.

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•	Our business models and systems are complementary, rather than overlapping so there are few, if any, job redundancies.

•	As a consequence, we are planning no job eliminations and no changes in reporting relationships. I will continue to lead DI as FI Division President, reporting to Steve Bennett, Intuit’s CEO. The rest of the SMT will continue with Intuit in their current or comparable positions

•	DI and Intuit have already worked together successfully as partners. We know we can create extraordinary new growth opportunities together. As important, we know our values are compatible and that we can work comfortably together.

•	Joining forces with Intuit doesn’t compromise in any way our ability to work closely with key business partners, particularly core processors. In fact, we believe the combination will enhance those relationships, because we’ll be able to deliver to our partners new products and services that we would otherwise not have.

•	Finally and importantly, Intuit has a well-deserved reputation as being a great place to work.

•	Intuit has ranked among Fortune Magazine’s “Top100 Companies to Work For” for the past 5 years.

•	Intuit has a very well-thought out and executed career development program for all employees

•	Intuit’s compensation and benefit programs are in most all aspects equal to and, in some cases, better than DI’s. For example, Intuit’s 401(k) program provides matching at a much higher level than DI’s program and Intuit’s tuition reimbursement program is more generous.

•	DI’s current stock option, restricted stock, and ESPP plans will be handled as follows:

•	All vested restricted stock will be cashed out at closing at $39 a share.

•	All remaining unvested restricted stock will be converted into a right to receive cash over your original vesting schedule at a share price of $39.

•	All outstanding stock options will be assumed and replaced by Intuit with options to purchase Intuit’s common stock pursuant to a conversion ratio which retains the same economic value and vesting schedule.

•	Any dollars contributed to the ESPP will be used to purchase DI shares at the purchase price applicable to your current purchase period through a special pre-close purchase and the purchased DI shares will be cashed out at $39 a share at time of close.

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•	The Trading Window is now closed and will remain closed until the transaction closes.

WHAT’S INTUIT?

•	Intuit has ranked among Fortune Magazine’s “Top 100 Best Places to Work” for the past 5 years in a row by being a leader in creating an attractive work environment that rewards innovation, employee involvement, and risk-taking.

•	Intuit Inc. is the market leading provider of business and financial management solutions for small and mid-sized businesses, consumers and accounting professionals.

•	Intuit’s flagship products include QuickBooks®, Quicken® and TurboTax® software, all of which have achieved market share and extraordinary levels of customer satisfaction.

•	Intuit has nearly 7,000 employees, primarily based in the United States, and generated revenues of $2.3 billion in FY 2006.

•	The best external source for this information is http://www.intuit.com. Information about Intuit’s business will also be included in regular acquisition updates. Once the acquisition is closed, Intuit will offer presentations and Q & A sessions.

WHERE CAN I GET MORE INFORMATION?

•	An Intranet channel has been launched that contains FAQ’s, tools and resources and will be updated as new information becomes available about the transition.

•	Your management will be meeting with you on an ongoing basis to share information and address any questions or concerns you may have.

•	Your HR and Organizational Development representatives are also available to provide support throughout this transition.

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Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Digital Insight intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF DIGITAL INSIGHT ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY DIGITAL INSIGHT WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, when available, and any other documents filed by Digital Insight with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Digital Insight may obtain free copies of the documents filed with the SEC by contacting Digital Insight’s Investor Relations at 26025 Mureau Road, Calabasas, California 91302, Telephone: (818) 878-6615. You may also read and copy any reports, statements and other information filed by Digital Insight with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Digital Insight and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Digital Insight stockholders in favor of the proposed transaction. Certain executive officers and directors of Digital Insight have interests in the transaction that may differ from the interests of stockholders generally, including without limitation acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

In addition, Intuit and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Digital Insight's stockholders in favor of the approval of the proposed transaction. Information concerning Intuit's directors and executive officers is set forth in Intuit's proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on November 3, 2006, and annual report on Form 10-K filed with the SEC on September 15, 2006. These documents are available free of charge at the SEC's web site at www.sec.gov or by going to Intuit's Investor Relations Website at http://www.intuit.com/about_intuit/investors.

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